Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated August 24, 2012, and the related Letter of Transmittal, and any amendments or supplements to such Offer to Purchase or Letter of Transmittal. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, Merger Sub (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdictions. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.

NOTICE OF OFFER TO PURCHASE

All Outstanding Shares of Common Stock

of

Viking Systems, Inc.

at

$0.27 Net Per Share in Cash

by

Arrow Merger Corporation,

a wholly-owned subsidiary of

CONMED Corporation

Arrow Merger Corporation, a Delaware corporation (“Merger Sub”) and direct wholly-owned subsidiary of CONMED Corporation, a New York corporation (“CONMED”), is offering to purchase all outstanding shares of common stock, par value $0.001 (“Shares”), of Viking Systems, Inc., a Delaware corporation (“Viking”), at a price of $0.27 per Share in cash, net to the seller but less any required withholding taxes applicable to the seller and without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 24, 2012 (together with any amendments or supplements thereto, the “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). If your Shares are registered in your name and you tender directly to U.S. Bank National Association (the “Depositary”), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Merger Sub. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with such institution as to whether they charge any service fees.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 13, 2012 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Viking, CONMED and Merger Sub, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Viking (the “Merger”), with Viking continuing as the surviving corporation and a wholly-owned subsidiary of CONMED (the “Surviving Corporation”). The Merger Agreement is more fully described in the Offer to Purchase.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 21, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Notwithstanding any other provisions of the Offer, Merger Sub will not be required to, and CONMED will not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission, including Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), pay for any tendered Shares if at any time on or after the date of the commencement of the Offer and prior to the expiration time of the Offer, any of the following events has occurred and is continuing at the then scheduled expiration time of the Offer:

•

there has not been validly tendered and not properly withdrawn a number of Shares that, together with the Shares beneficially owned by CONMED and Merger Sub, constitute at least a majority of the total number of then outstanding Shares on a “fully diluted basis” (which total number is the number of Shares issued and outstanding plus the number of Shares which Viking would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise) (the “Minimum Tender Condition”);

•

Viking has not performed in all material respects its obligations required to be performed prior to the expiration time of the Offer under the Merger Agreement, and any failure to perform has not been cured prior to the expiration time of the Offer;

•

there is pending any action, claim, suit, investigation or proceeding (i) arising out of or relating to the Merger Agreement, any ancillary agreements or the contemplated transactions that seeks any damages and/or any costs and disbursements in excess of $1,000,000 in the aggregate or that, if decided against Viking, would reasonably be expected to have a Material Adverse Effect (as defined in the Offer to Purchase), or (ii) by any domestic or foreign governmental, administrative or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity having authority over CONMED, Merger Sub or Viking, challenging or seeking to restrain or prohibit the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; or

•	other customary conditions.

The foregoing conditions (except for the Minimum Tender Condition) may be waived by CONMED or Merger Sub in whole or in part at any time and from time to time, subject to the terms of the Merger Agreement.

VIKING’S BOARD OF DIRECTORS RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, Viking’s board of directors has: (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Viking and its stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law (the “DGCL”); and (3) recommended that Viking’s stockholders accept the Offer and tender their Shares into the Offer and, if required, adopt the Merger Agreement at a stockholders’ meeting duly called and held for such purpose.

The purpose of the Offer and the Merger is for CONMED and its affiliates, through Merger Sub, to acquire control of, and the entire equity interest in, Viking. The Offer, as the first step in the acquisition of Viking, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all of the Shares not purchased pursuant to the Offer, the Top-Up Option (as defined below) or otherwise.

Viking has granted Merger Sub an irrevocable option (the “Top-Up Option”) to purchase up to that number of newly issued Shares (the “Top-Up Option Shares”) equal to the aggregate number of Shares that Viking is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option, in each case, for consideration per Top-Up Option Share equal to the Offer Price.

The Top-Up Option may be exercised by Merger Sub, in whole or in part, at any time at or after the date and time at which Merger Sub first accepts payment for Shares tendered in the Offer, but the Top-Up Option will only be exercisable if the Minimum Tender Condition has been satisfied. The aggregate purchase price for the Shares being purchased pursuant to the Top-Up Option may be paid by Merger Sub, at its election, either entirely in cash or by delivery of cash equal to the aggregate par value of the Shares being purchased plus a promissory note for the balance due. Any such promissory note will bear interest at the rate of 3% per annum, will mature on the first anniversary of the date of execution thereof and may be prepaid without penalty.

Upon the terms and subject to the conditions of the Merger Agreement, in the event that Merger Sub acquires at least 90% of the then outstanding Shares pursuant to the Offer (including through purchases during any subsequent offering period or through exercise of the Top-Up Option) the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of Viking.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Merger Sub reserves the right, and under certain circumstances may be required, to extend the Offer, as described in Section 1 of the Offer to Purchase. If requested by Viking, Merger Sub may be required to provide a subsequent offering period of not less than ten business days if CONMED and Merger Sub do not directly or indirectly own more than 90% of the outstanding Shares after the date and time at which Shares are first accepted for payment in the Offer. In addition, Merger Sub may in its sole discretion commence a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) after the date and time at which Shares are first accepted for payment in the Offer.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the Offer in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act.

For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer if and when Merger Sub gives oral or written notice to the Depositary of Merger Sub’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration time of the Offer. Further, if Merger Sub has not accepted Shares for payment by October 22, 2012, they may be withdrawn at any time prior to Merger Sub’s acceptance for payment after that date. For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Sub, in its sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither CONMED nor Merger Sub, nor any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 at any time prior to the expiration time of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Viking has provided CONMED and Merger Sub with Viking’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Viking’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. Stockholders should consult their own tax advisors as to the particular tax consequences of the Offer and the Merger to them. For a more complete description of certain material U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at CONMED and Merger Sub’s expense. CONMED and Merger Sub will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

August 24, 2012